Contacts:

Linda Skolnick	James Nichols
Manager, Corporate Communications	Senior Vice President, Marketing
310-772-6533	SunAmerica Asset Management Corp.
201-324-6860

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

ANNOUNCES FINAL RESULTS OF IN-KIND TENDER OFFER

JERSEY CITY, NJ, November 23, 2010 – SunAmerica Focused Alpha Growth Fund, Inc. (NYSE: FGF) (the “Fund”) announced today that in accordance with its in-kind tender offer (the “Offer”) to acquire up to 30% of its outstanding shares of common stock, which expired at 5:00 p.m. Eastern time on Thursday, November 18, 2010, the Fund has accepted 6,106,571 properly tendered shares, representing 30% of the Fund’s outstanding shares of common stock, at a price per share of $17.96 (the “Purchase Price”), which is equal to 98.5% of the Fund’s net asset value per share as of the close of regular trading on the New York Stock Exchange on November 19, 2010. The total value of the assets of the Fund to be distributed in payment for such properly tendered shares accepted in the Offer based on the Purchase Price is $109,674,015.

13,811,673 shares, or 67.9% of the Fund’s outstanding shares of common stock, were tendered and not withdrawn in response to the Offer. Because the number of shares tendered exceeded 30% of the Fund’s outstanding shares of common stock, the Fund will purchase tendered shares on a pro rata basis. Accordingly, on a pro rata basis, approximately 44.2% of the shares properly tendered by each participating shareholder has been accepted for payment.

Attached hereto as Exhibit A is the schedule of portfolio securities to be distributed in connection with the Offer. The market value of each of these portfolio securities may increase or decrease before the actual receipt by shareholders of such portfolio securities. The Fund will pay cash in lieu of any fractional share of a portfolio security that is not distributed due to rounding. In addition, the Fund will pay cash in lieu of delivering fewer than 100 shares of a portfolio security to any participating shareholder. The Fund delivered the distributable assets on November 22, 2010 to brokers whose customers tendered shares in the Offer.

The Offer referred to in this announcement was made only by an Offer Notice, a related Letter of Transmittal and other documents which were filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO. Shareholders are encouraged to consult their own tax advisers regarding the tax consequences of participating in the Offer.

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The Fund is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide growth of capital. The Fund seeks to pursue this objective by employing a concentrated stock picking strategy in which the Fund, through subadvisers selected by

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SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311

News Release 10- November 23, 2010 – Page 2

SunAmerica Asset Management Corp.

SunAmerica Asset Management Corp., actively invests primarily in a small number of equity securities (i.e., common stocks) and to a lesser extent equity-related securities (i.e., preferred stocks, convertible securities, warrants and rights) primarily in the U.S. markets. Marsico Capital Management, LLC is the large-cap stock subadviser and BAMCO, Inc. is the small- and mid-cap stock subadviser.

For more information about the SunAmerica Focused Alpha Growth Fund, please visit www.sunamericafunds.com

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As of October 31, 2010, SunAmerica Asset Management Corp. managed and/or administered approximately $41.9 billion of assets.

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Marsico Capital Management, LLC and BAMCO, Inc. are not affiliated with SunAmerica Asset Management Corp.

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Investors should carefully consider the SunAmerica Focused Alpha Growth Fund’s investment objective, strategies, risks, charges and expenses before investing.

THE SUNAMERICA FOCUSED ALPHA GROWTH FUND SHOULD BE CONSIDERED AS ONLY ONE ELEMENT OF A COMPLETE INVESTMENT PROGRAM. THE FUND’S EQUITY EXPOSURE AND DERIVATIVE INVESTMENTS INVOLVE SPECIAL RISKS. AN INVESTMENT IN THIS FUND SHOULD BE CONSIDERED SPECULATIVE.

There is no assurance that the SunAmerica Focused Alpha Growth Fund will achieve its investment objective. The Fund is actively managed and its portfolio composition will vary. Investing in the Fund is subject to several risks, including: Non-Diversified Status Risk, Growth and Value Stock Risk, Key Adviser Personnel Risk, Investment and Market Risk, Issuer Risk, Foreign Securities Risk, Emerging Markets Risk, Income Risk, Hedging Strategy Risk, Derivatives Risk, Preferred Securities Risk, Debt Securities Risk, Small and Medium Capitalization Company Risk, Leverage Risk, Liquidity Risk, Market Price of Shares Risk, Management Risk, Anti-Takeover Provisions Risk, Portfolio Turnover Risk and Non-Investment Grade Securities Risk. The price of shares of the Fund traded on the New York Stock Exchange will fluctuate with market conditions and may be worth more or less than their original offering price. Shares of closed-end funds often trade at a discount to their net asset value, but may also trade at a premium.

SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311

News Release 10- November 23, 2010 – Page 3

SunAmerica Asset Management Corp.

Exhibit A

SunAmerica Focused Alpha Growth Fund, Inc.

Schedule of Portfolio Securities to be Distributed in the Offer

Security Name	CUSIP	Market Price Per Share as of November 19, 2010
Amazon.com, Inc.	023135106	$ 164.82
Anadarko Petroleum Corp.	032511107	63.63
Apple, Inc.	037833100	306.90
Arch Capital Group, Ltd.	G0450A105	90.19
Baidu, Inc. ADR	056752108	108.59
BHP Billiton PLC ADR	05545E209	74.83
CARBO Ceramics, Inc.	140781105	93.15
Church & Dwight Co., Inc.	171340102	65.35
Community Health Systems, Inc.	203668108	32.62
Concho Resources, Inc.	20605P101	78.91
Cummins, Inc.	231021106	94.31
DeVry, Inc.	251893103	44.53
Dick’s Sporting Goods, Inc.	253393102	34.09
DIRECTV, Class A	25490A101	42.18
Eaton Vance Corp.	278265103	30.37
Edwards Lifesciences Corp.	28176E108	66.89
Expeditors International of Washington, Inc.	302130109	51.85
FactSet Research Systems, Inc.	303075105	89.41
Fastenal Co.	311900104	52.47
Hyatt Hotels Corp., Class A	448579102	41.36
IDEXX Laboratories, Inc.	45168D104	64.55
ITC Holdings Corp.	465685105	60.73
McDonald’s Corp.	580135101	79.64
Molycorp, Inc.	608753109	30.32
Morningstar, Inc.	617700109	50.51
MSCI, Inc., Class A	55354G100	35.26
priceline.com, Inc.	741503403	409.34
Under Armour, Inc., Class A	904311107	54.25
Verisk Analytics, Inc., Class A	92345Y106	30.73
Wynn Resorts, Ltd.	983134107	102.99

SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311